Exhibit 10.1

Agreement

Which was made and signed in Tel Aviv on the 18th day of the month of July 2011

Between:
B. Pure Environmental Improvement Group Ltd. (R.N. 512402470)
of 114 Yigal Alon St., Tel Aviv, 67443.
(Hereinafter: "B Pure")
On the first part;

And between:
Blue Sphere Corporation
A company incorporated and operates in accordance with the laws of the State of Nevada, USA.
Its Israeli office: 35 Asuta, Even Yehuda, 40500.
(Hereinafter: "Blue Sphere")
On the second part;

Whereas
Blue Sphere operates in environmentally related fields and is the owner of knowledge, rights, contractual connections and commercial connections, in each case, relating to reducing greenhouse gases and receiving Certified Emission Units ("CER") due therefore in accordance with the principles of the Kyoto Protocol;

And whereas	B Pure deals inter alia with environmental issues and has the ability to finance projects;

And whereas
the parties are interested in cooperating as detailed in this agreement in order to establish a joint venture for the parties' benefit which will deal with two greenhouse gas reduction projects in Ghana in accordance with the principles of the Kyoto Protocol, one in the city of Kumasi and the second, called Oblogo, in Accra (hereinafter: the "Joint Projects") using a commercial company to be established for this purpose, while relying on Blue Sphere's experience and rights and the funding to be attained by B Pure;

And whereas:	it was agreed that the parties will act jointly in this regard and will hire, under reasonable economic terms, the services of B Pure's subsidiary for the execution of the works on the Joint Projects;

And whereas:	the parties are interested in writing down the contents of their agreements and understandings in respect of their relationship;

Therefore the Parties have agreed as follows:

1.	Preamble and Appendices

1.1	The preamble to this agreement and its appendices are a binding and integral part thereof.

1.2	The segments and headings in this agreement are for convenience purposes only and shall not be used to interpret the agreement.

1.3	In case of a contradiction between this agreement and its appendices, the contents of this agreement will prevail.

General

2.
Blue Sphere operates in the field of the Clean Development Mechanism ("CDM") for the receipt of Certified Emission Units ("CERs") due to greenhouse gas reduction in accordance with the Kyoto Protocol. Blue Sphere has signed an agreement with a municipal authority and a company, which operates landfills in Ghana, for the execution of CDM projects. Blue Sphere is in the process of entering a contract with a European energy company dealing with, inter alia, participating in the execution of the process of attaining the UN's registration according to the Kiyoto Protocol outline and its financing, for the receipt of CERs, when the aforesaid connection will contain inter alia an undertaking by the energy company to purchase CER from Blue Sphere for predetermined rates.

The parties have agreed to jointly act for the promotion of the venture by way of establishing a private company in Israel, fully owned thereby (hereinafter also: the "Company" or the "Joint Company" or the "Enterprise"), in equal parts between them in capital and control, the company which will operate the Enterprise will also deal with additional issues according to the parties' decisions in future.

The company's name (hereinafter: "PURESPHERE") shall be "PURESPHERE LTD" or a name as close thereto as shall be approved by the Companies Registrar in Israel. The Joint Company shall receive all CER rights to be produced by the Joint Projects and all the rights from any other revenue the Joint Projects will have and will enjoy the investment to be attained by B Pure.

3.
The Company will operate in accordance with a business plan to be prepared by the Joint Company based on the financial forecast attached hereto as Appendix A of the contract which was prepared by Blue Sphere and based on the operational plan to be executed by B Pure's subsidiary "Boilers & Piping".

4.
Blue Sphere will be responsible for realizing the CERs for the benefit of the Joint Company, to promote the project in all professional aspects of the registration process with the UN and the attainment of the permits and licenses necessary in Ghana, as well as realizing the CER rights.

5.
B Pure will operate directly or via another body to attain the full financing of the Joint Projects. The financing will be attained inter alia via financing of works to be executed by "Boilers & Piping" as a contractor for the Joint Venture.

Blue Sphere's Declarations

6.	Blue Sphere declares that it is a company incorporated by the laws of the State of Nevada.

7.	Blue Sphere declares and undertakes that:

7.1
To the best of its knowledge and following its examination there is no impediment, legal, contractual or otherwise, for it to uphold its undertakings according to this agreement and for promoting the project in the outline detailed in this agreement.

7.2
The financial forecast prepared thereby was professionally and carefully prepared, while examining all relevant aspects, and to the best of its knowledge, is a realistic plan under the relevant circumstances.

7.2.1
It has entered a contract for the execution of a joint venture with the municipal authority Kumasi Metropolitan Assembly as well as with J. Stanley Owusu & Co. (hereinafter: "JSO") by a contract regarding the burning of methane gas which has accumulated and will be accumulated on the site called OTI SANITARY LANDFILL in Kumasi, Ghana.

7.2.2	It has entered a contract with JSO by contract for the burning of methane gas from a site which is called the Oblogo and Malam waste disposal site, Ghana.

7.3	In both aforesaid sites Blue Sphere is the owner of the exclusive rights to execute the works, rights, which it has received from the one who is entitled to impart them by law.

7.4
The aforesaid contracts are in full force, Blue Sphere had upheld its full undertakings according thereto, and to the best of its knowledge there is no intent and/or reason and/or cause for their cancellation and there is no legal or contractual impediment to transfer to the Joint Company the full fruits and products of all these contracts.

7.5
Blue Sphere declares it is in the process of entering a contract (on behalf of the Joint Company) with a European company, which deals with, inter alia, participating and financing the registration with the UN Kyoto Protocol outline, in order to receive the permit for the receipt of "Certified Emission Reduction" units. The aforesaid connection contains inter alia an undertaking by the energy company to purchase CER from the Joint Company for predetermined rates.

7.6	It has delivered B Pure complete and full information regarding its rights, the projects' respective status and the processes with the European energy company and the UN.

7.7
Excluding the undertakings detailed in this agreement, it has no additional undertakings in regards with the projects and the transfer of the CER rights to the Joint Company does not involve further undertakings which were not specified to B Pure.

The Transfer of Blue Sphere's Rights to the Company

8.
Blue Sphere undertakes that the Joint Company is the one to enjoy any right and benefit in connection with the Joint Projects and any such right or benefit Blue Sphere had will be intended for the Joint Company only. Blue Sphere undertakes to register the Joint Company with the UN as the owner of all the CER rights to be produced in favor of the Joint Projects.

9.	Blue Sphere undertakes to transfer in favor of the Joint Company any revenue to be derived of the Joint Projects.

In Blue Sphere's contracts with Kumasi Metropolitan Assembly as well as with JSO there are references to the options of expanding the Joints Projects. For the avoidance of doubt it is clarified that the Joint Company alone is to enjoy all such expansion as well, including the expansion of future connections and the like, as far as there shall be any with the right grantors, and in such a case the parties' investment model shall be according to the current model.

The Transfer of Blue Sphere's Undertakings to the Company

10.
The parties have agreed that the Joint Company will take upon itself the undertakings Blue Sphere had taken with third parties in connection with the Enterprise. The parties are aware that as part of the agreements Blue Sphere had reached third party rights were created for the receipt of revenues in regards with the receipt of profits from the sale of CER. The parties have agreed that the Joint Company will take upon itself and honor these undertakings.

The parties agree to make efforts to limit or reduce such payments, however where they must be paid the company will honor these undertakings in the customary manner.

11.	Blue Sphere declares that the full aforesaid undertakings are towards four bodies, as detailed hereunder, and all as part of the documents attached hereto as Appendix B of the Agreement:-

11.1	Municipality of Kumasi.

11.2	J. Stanley Owusu & Co.

11.3	Dela Wosornu (conditioned brokerage commission).

11.4	European energy company.

12.
Blue Sphere declares that the costs of all these undertakings are included in the financial forecast which was presented to B Pure (excluding the value of the discount the European Energy Company will receive in purchasing the CER) and excluding the project's execution and financing, there are no further undertakings in regards with the project and that the rights transferred to the company have no further undertakings beyond the aforesaid above.

13.
It is further agreed that the Joint Company will approve (as detailed in section 24 hereunder), for reasonable prices, the connection with the supplier "Boilers & Piping Energy Industries Ltd." (above and hereinafter: "Boilers & Piping") in anything regarding the execution of the works necessary in Ghana.

14.
For the avoidance of doubt it is clarified that Blue Sphere has a long-term undertaking towards the company and the Joint Projects. Without derogating from this undertaking the parties agree that the Blue Sphere representatives will act in order to enable representatives on behalf of B Pure to study the project's professional aspects and lead it together with B Pure, and when necessary to take the lead even on those issues where Blue Sphere is today the one able to lead it.

15.
Blue Sphere undertakes towards B Pure and B Pure undertakes towards Blue Sphere, to bring to the other party's knowledge, that it intends to execute a project in Ghana, and this prior to any connection with a third party in regards with the execution of the project. The Joint Company shall have the right to participate in the project offered by Blue Sphere or B Pure for 30 days from the day in which the project was offered thereto. Should the Joint Company not wish to realize its right or not respond at all to the offer proposed to it by any of the parties, once 30 days have elapsed from the receipt of the offer in writing, the offering party shall be entitled to establish the project without the participation of the Joint Company.

Financing

16.
B Pure undertakes to provide the Joint Projects by Blue Sphere the necessary financing, and this in accordance with the financial forecast prepared and the work plan to be prepared by the Joint Company and subject to the receipt of the necessary essential certifications for the execution of the Joint Projects.

17.	B Pure declares that to the best of its knowledge there is no impediment for the financing of the Project as detailed and subject to this agreement and to the financial forecast attached thereto.

18.
The parties agree that the financing by which B Pure will finance the Joint Projects will be mainly via financing the services of the "Boilers & Piping" company, the services of which B Pure undertakes to recruit in favor of the project for reasonable terms as the company's supplier.

B Pure declares Boilers & Piping has the necessary professional abilities for the execution of the Joint Projects under reasonable terms. The participation of Boilers & Piping in the project is as far as B Pure is concerned of the principals of the agreement and without the upholding of this term it shall be released of its undertakings thereto.

Registration of the Project for the Receipt of a CER Certification

19.	The company will act to register the project with the CDM Executive Board ("EB") so that the company can receive CERs.

20.
Blue Sphere shall be responsible for handling anything regarding the registration and/or licensing of the company's projects with the CDM Executive Board ("EB") and so as to receive all permits and other certifications necessary for the Joint Projects in Ghana as well as for any other registration with any other body in Ghana as far as it shall be necessary.

The registration will be made to the Joint Company's name which shall be the only one entitled for the receipt of crediting.

For the avoidance of doubt it is agreed that the Joint Projects’ registration costs will be financed by B Pure via the company Boilers & Piping.

21.
The parties make it clear that the due attainment of the certification is a fundamental term for B Pure's agreement to invest in the establishment of the project. According to the agreement draft with the European corporation, the European corporation shall bear the full financing of the certification attainment, and up to its attainment no significant investments are expected, so that to the granting of the UN's certification B Pure is not expected to invest significant amounts in the Joint Company, unless otherwise decided by the company. Without derogating from B Pure's rights it is agreed that in any case where the Joint Company is unsuccessful in registering the project up to and including 31.12.12, B. Pure is entitled to stop its participation in the project.

Blue Sphere on its part shall make maximum efforts in order to register the project prior to the abovementioned date.

For the avoidance of doubt it is clarified that in case the certification is not duly attained as aforesaid, B Pure shall not be obligated to finance any further investments whatsoever in regards with the Enterprise.

The Repayment of B Pure's Investment

22.
All the investments and/or financing to be invested or granted by B Pure to the Company will be registered in the company's books as B Pure's loan to the Company and shall be returned thereto with priority and out of the initial revenues the Company will actually have.

The parties further agree that no funds will be taken out of the Joint Company's treasury for directors' wages and/or for dividend payments before B Pure retrieves its full investments

(The aforesaid above is not to derogate from the parties agreement in regards with payments for the employment of contractors and/or employees whose work shall be required for the Joint Company).

22.	At B Pure's request initial liens will be registered in its favor for all the Joint Company's rights and/or its share capital in order to guarantee this right by B Pure.

Connection with "Boilers & Piping"

24.
The parties agree in advance and explicitly that the contractor to execute the facilities and infrastructure establishment works, for reasonable prices, for the Company in the Joint Projects shall be the "Boilers & Piping" Company.

The parties' agreement on this matter is of the principals of the agreement between the parties and is a fundamental condition for B Pure's joining the Enterprise.

B Pure is a party of interest in Boilers & Piping, and in knowing this information the parties agree and undertake that so long as Boilers and Piping offers the Company its services for reasonable terms, Boilers & Piping shall be the contractor to execute the works for the Company and the parties agree to act and execute all procedures and votes necessary in order to make any decision necessary therefore in its general assembly, including and as necessary to qualify any such decision in accordance with the fifth section of the Companies Law, 5759 – 1999.

Without derogating from the aforesaid above the parties will cause the Joint Company to make soon after its establishment a decision confirming this agreement and undertaking by the Company to enter a contract with Boilers & Piping.

The Joint Company

25.
The parties will establish within 14 days of the date of the signing of this agreement a private company limited by shares, which shall be incorporated in the State of Israel according to the Israeli Companies Law, the name of which shall be as far as possible PURESHPERE. The Company shall be jointly owned by the parties (100%) and this in equal parts between them (50:50).

26.
The Company's statute to be formulated by the parties shall express, as far as possible, the parties' agreements in this agreement. (Without derogating from the aforesaid it is agreed that in anything regarding the parties' relationship, as far as there is a contradiction or discrepancy between the aforesaid in this agreement and the aforesaid in the statute, the aforesaid in this agreement shall take preference and the Company's statute shall be amended according to the terms of the agreement.)

27.
The Company's directorate shall be composed of two directors – one on Blue Sphere's behalf and the other on B Pure's behalf. B Pure's representative in the directorate shall also serve as the Company's board of directors' chairperson during the first year of the Joint Company's establishment. Afterwards a chairperson on Blue Sphere's behalf shall be appointed to replace B Pure's representative for a period of one year and so on and so forth.

28.	The parties agree that the following directorate decisions necessitate both parties' agreement:

28.1	Approval of the annual budget and a significant change of the annual budget.

28.2	New Investments.

28.3	Any change to the capital structure.

28.4	Entering new projects or significant changes to existing projects.

28.5	Distribution of dividends.

28.6	Significant agreements with third parties.

28.7	All business connections between the Company and any of its shareholders or a company related to its shareholders (the aforesaid does not derogate from the aforesaid in section 24 above).

28.8	The Company's liquidation.

29.	Undertakings and Connections

29.1	The parties agree to execute the necessary and/or required actions for the Project as detailed hereunder:

29.2
B Pure shall be responsible for the promotion of the purchase, transport, installation, orders, operation and maintenance issues of all the equipment as well as the purchase and building aspects of the Project.

29.3
The parties agree that Blue Sphere shall be responsible for all connections with the CDM's EB and with the government of Ghana or any other relevant body; in any case, Blue Sphere shall be the contact center with the EB in anything regarding the Project.

29.4
All remaining undertakings and/or tasks shall be deposited to the Joint Company or on the parties as the case may be, and shall be handled in accordance with the decision of the Joint Company's board of directors.

29.5
Each party shall report to the Joint Company's board of directors as to its functioning in all aspects which are in the domain of its undertaking as detailed in this agreement, periodically. In addition, each party is obligated to report as early as possible of any case, which may affect the execution of the transactions detailed in this agreement.

30.	Investment Repayment and Allocation of the Profits

30.1
The parties agree that any expense and/or amount which were invested by any of the parties in the Project shall be based on invoices or another documented record, which shall be available to the Joint Company for the purpose of bookkeeping as well as to any party seeking to perform an examination on its behalf.

30.2
The parties agree that all revenues to be received from the sale of the CERs and/or the sale of other forms of carbon and/or electricity and/or any other source, which was created by the Joint Projects shall belong to the Joint Company.

31.	Secrecy

31.1
The parties agree that so long as this agreement is in force and for 5 years following its termination, the parties shall keep secret any information received from the other party and marked secret. Secret information shall not be revealed without both parties' consent. In addition the parties are not entitled to use the secret information for any other purpose other than the purposes of this agreement.

31.2
The parties shall keep in absolute secrecy and shall not use other than for the purpose of this agreement, any information related to the project, including, documents, data, technical and/or business and/or financial and/or any other written and or oral information regarding the project and which was prepared by any of the parties in favor of the project, all this except for:

31.2.1	When the information becomes revealed or public (not including as a result of the breach of this agreement).

31.2.2	The information was in the other party's possession prior to receiving it form the other party.

31.2.3	The information was received by a third party who is not subject to the limitations of its exposure.

31.3
Despite the aforesaid above, the party receiving secret information may deliver it to its consultants, technical or commercial consultants, CPA's, investors, bankers and subsidiaries (hereinafter: "Consultants") all of which in order to carry out a relevant project. A party which transfers secret information to Consultants must inform them of the information's secret nature and guarantee their commitment to secrecy.

32.	Expiration and Termination

32.1
Despite the aforesaid above, in case of a fundamental breach of this agreement and failure to remedy this breach, each party may terminate this agreement by written notice to the other party within 90 days of the day of receipt of the notice.

32.2
In case of the Joint Company's insolvency or in any case causing the Joint Company to divide its assets among its creditors, shareholders or any other relevant body, the parties agree that the Company's remaining assets following the repayment of the Investment to B. Pure and the remaining creditors and other relevant bodies (if any) shall be pro rata divided between them.

33.	Force Majeure

33.1
Failure to execute or delay in execution shall not be a breach of this contract if caused under Force Majeure circumstances. A party given to Force Majeure under the circumstances to be detailed hereunder is obligated to inform the other party within 3 days as well as supply supporting documents or evidence regarding the Force Majeure circumstances and specify why under these circumstances the execution’s implementation was not possible. Any of the following shall be considered as Force Majeure:

33.1.1	Natural disaster (such as lightning, earthquake, flood, landslide, fire, accident, explosion, quarantine due to plague).

33.1.2	Military dispute, siege, revolution, diversion, armed rebellion or extraordinary events taking place in the relevant area.

33.1.3	Strikes and other work disputes.

33.1.4	Any other event parallel to the aforesaid above, which is not under the Parties control.

34.	Change, Amendment and Transfer

34.1	Any change of this agreement’s terms shall not be valid unless done in writing and signed by the parties.

34.2
The parties agree that their rights according to this agreement shall not be transferred to a third party without the other's agreement. The other party shall not prevent or hinder its agreement unreasonably.

35.	Dispute Resolution and Local Jurisdiction

35.1	The laws of the State of Israel shall apply to this agreement.

35.2
The parties agree to try and resolve all conflicts and disputes between them which are derived from this agreement by negotiating. Should the parties be unsuccessful in resolving their dispute within 90 days, the dispute shall be brought before an arbitrator, as detailed in section 35.3 hereunder.

35.3
All disputes between the parties in regards with this agreement or its execution shall be brought before an arbitrator to be appointed by the Israeli Bar Association's Arbitration Institution. The instructions and the regulations set up by power of the Arbitration Law, 5728 – 1968 shall apply to the arbitration as well as the rules of the Israeli Bar Association's Arbitration Institution. The arbitrator shall provide a reasoned arbitration award. The arbitration award shall be appealable before an arbitrator according to the instructions of section 21a of the Arbitration Law, 5728 – 1968.

36.	Miscellaneous

36.1
The parties will make reasonable efforts to aid each other in filing all requests and attaining all certifications, licenses, permits and any other formal certification as necessary for the establishment and operation of the agreement and the parties' legal and commercial relationships.

36.2
In addition each party undertakes to produce any other document required by the other party, should the requirement be a reasonable requirement. In addition, each party is required to take action, which is reasonably required in order to execute the purposes of this contract.

36.3	Each party agrees to take reasonable commercial efforts in order to achieve the purpose of this agreement while complying with all applicable laws and regulations.

37.	Undertakings and Presentations

37.1	Unless otherwise stated, each of the parties declares and undertakes as follows:

37.2	It has the full legal authority and right to enter this agreement and execute its undertakings according thereto.

37.3	It is not bound by any other agreement, which prevents it from exhausting all its undertakings according to this agreement, or may harm its undertakings according to this agreement.

37.4	All the agreements, certifications and orders necessary for the execution of this agreement have been attained.

37.5
The completion of the above described transactions shall not be against nor shall cause the breach of the instructions of any law, note, mortgage, deed of trust, loan agreement or an agreement to which a party is obligated and subject. An action, which a party is bound to by power of this agreement, shall not cause any breach of any law or regulation by any court or government or public body.

37.6	This agreement and compliance with its conditions was approved by each party's board of directors.

37.7	This agreement is all the agreements between the parties and replaces all earlier communication, presentations or agreements, whether orally or in writing, regarding the same matter between them.

37.8
Subject to the specified in this section, the parties agree to coordinate in advance the shape and form of the publication of a public announcement or an announcement regarding the project. The parties acknowledge that in accordance with United States law Blue Sphere is subject to the reporting requirements of the US Securities and Exchange Act of 1934.

38.	Notices

The parties' address shall be as detailed in the preamble to the agreement. All notices, requests and any other communication related to this agreement, shall be in writing and shall be considered as if received by the other party at the time of its delivery (if delivered by personally) or on the day of its receipt (if sent by messenger, fax or electronic mail).

And in Witness thereof the Parties have signed today:

B Pure	Blue Sphere